Exhibit 99.1

Kinsale Capital Group Announces the Appointment of Two New Board Members
RICHMOND, Va., December 10, 2020 - Kinsale Capital Group, Inc. (Nasdaq: KNSL) today announced the appointment of two new members to its Board of Directors, effective January 1, 2021. Joining the board are Teresa P. Chia and Robert (Trey) V. Hatcher, III. These appointments increase Kinsale’s total board membership from seven to nine.
“We are delighted to welcome Teresa and Trey to Kinsale’s board, and together they bring extensive leadership and industry expertise," said Robert Lippincott III, Chairman of the Board of Directors at Kinsale. “The diverse backgrounds of Teresa and Trey complement our existing board of directors' skills and experience, and we are confident they will provide valuable perspectives. We look forward to their contributions as we continue to execute our strategy, drive profitability and enhance value for all our stakeholders.”
Ms. Chia currently serves as a Managing Director at White Mountains Capital LLC, a subsidiary of White Mountains Insurance Group, Ltd. where she focuses on the company’s direct investing and merger and acquisition activity in the insurance and financial services sectors. Prior to joining White Mountains in 2013, Ms. Chia was an investment professional at Permira Advisers LLC, a global investment firm, from 2009 to 2013. Prior to joining Permira, Ms. Chia served as an investment professional at Nautic Partners, LLC, a middle-market private equity firm, and in investment banking at Credit Suisse. Ms. Chia received a B.A. in Economics from Wellesley College and an M.B.A. from Harvard Business School.
Mr. Hatcher has more than 40 years of insurance industry experience and has served as Vice Chairman of Willis Re Inc., a reinsurance division of Willis Towers Watson plc, a position he has held since January 2018. At Willis Re Inc., Mr. Hatcher previously served as Executive Vice President from April 2006 to December 2017 and as Senior Vice President from January 1994 to April 2006. Prior to joining Willis Re Inc., Mr. Hatcher held positions of increasing responsibility at Towers Perrin Reinsurance, Willis Faber Ltd. and Chubb & Son Inc. Mr. Hatcher received a B.A. in Economics from Hampden-Sydney College.
About Kinsale Capital Group, Inc.
Kinsale Capital Group, Inc. is a specialty insurance group headquartered in Richmond, Virginia, focusing on the excess and surplus lines market.
Contact
Bryan Petrucelli
Executive Vice President, Chief Financial Officer and Treasurer
(804) 289-1272
ir@kinsalecapitalgroup.com